Exhibit 9

SCHEDULE B

ADDITIONAL INFORMATION CONCERNING GRANDEL PTE. LTD

Name	Business Address	Present Principal Occupation or Employment	Name, Principal Business and Address of Principal Employment	Citizenship
Sanjay Shukla	101 Cecil Street, #18-08, Tong Eng Building, Singapore 069533	Director	Grandel Pte. Ltd., 101 Cecil Street, #18-08, Tong Eng Building, Singapore 069533	Indian
Jaswinder Kaur	101 Cecil Street, #18-08, Tong Eng Building, Singapore 069533	Director	Grandel Pte. Ltd., 101 Cecil Street, #18-08, Tong Eng Building, Singapore 069533	Singaporean
Maheswari Rajendran	101 Cecil Street, #18-08, Tong Eng Building, Singapore 069533	Secretary	Grandel Pte. Ltd., 101 Cecil Street, #18-08, Tong Eng Building, Singapore 069533	Indian